                                                                     EXHIBIT 4.1
================================================================================










                            STOCKHOLDERS AGREEMENT



                         DURA AUTOMOTIVE HOLDING, INC.



                                August 31, 1994









================================================================================

                               TABLE OF CONTENTS
                               -----------------


                                   ARTICLE I

                              Certain Definitions
                              -------------------

1.1  Certain Definitions.................................................  3
     "Affiliate".........................................................  3
     "Ancillary Agreements"..............................................  3
     "Board".............................................................  3
     "Business Day"......................................................  3
     "Closing Date"......................................................  3
     "Co-Investment Agreement"...........................................  3
     "Common Stock"......................................................  3
     "Company"...........................................................  4
     "control"...........................................................  4
     "Credit Agreement"..................................................  4
     "executive officer".................................................  4
     "Family Group"......................................................  4
     "Five Percent Owner"................................................  4
     "HCI"...............................................................  4
     "Indebtedness"......................................................  4
     "Independent Third Party"...........................................  5
     "Long-Term Debt"....................................................  5
     "Managementholder"..................................................  5
     "MC Director".......................................................  5
     "MC Stockholders"...................................................  5
     "MC Stockholders Agreement".........................................  5
     "Orscheln"..........................................................  5
     "Orscheln Director".................................................  5
     "Orscheln Family"...................................................  5
     "Orscheln Stockholders".............................................  6
     "Permitted Transferee"..............................................  6
     "Person"............................................................  6
     "Public Offering"...................................................  6
     "Public Sale".......................................................  6
     "Qualified Public Offering".........................................  6
     "Sale of the Company"...............................................  6
     "Securities Act"....................................................  6
     "Shares"............................................................  6
     "Stockholders"......................................................  6
     "Subsidiary"........................................................  7
     "Supermajority Approval"............................................  7

                                   ARTICLE II

                        Boards and Voting for Directors

2.1   Boards of Directors and Committees.................................  7


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2.2  Orscheln Option To Require Cumulative Voting........................  9

                                  ARTICLE III

                        Covenants and Other Agreements

3.1  Negative Covenants.................................................. 10
3.2  By-laws............................................................. 13
3.3  Maintenance of Books and Records.................................... 13
3.4  Financial Information............................................... 14
3.5  Inspection Rights................................................... 15
3.6  Accountants......................................................... 15

                                  ARTICLE IV

                      Restrictions on Transfer of Shares

4.1  Transfer of Shares Generally........................................ 16
4.2  First Offer Right................................................... 17
4.3  Permitted Transfers................................................. 19
4.4  Termination......................................................... 20

                                   ARTICLE V

                        Tag-Along and Drag-Along Rights

5.1  Tag-Along Right..................................................... 20
5.2  Drag-Along Right.................................................... 21
5.3  Representations and Warranties on a
      Disposition or Sale of the Company................................. 23
5.4  Exceptions to Tag-Along Right....................................... 23
5.5  Exception to Tag-Along and Drag-Along
      Rights............................................................. 23

                                  ARTICLE VI

                     Transfers by Management Stockholders

6.1  Transfers in Accordance with this Agreement......................... 24
6.2  Registration of Transfers........................................... 24
6.3  Restrictions on Transfer............................................ 24
6.4  Pledge of Common Stock as Security.................................. 24
6.5  Sales to be Free of Encumbrances.................................... 24
6.6  Closing of Sale of Managementholder's Stock......................... 25
6.7  Sale Upon Cessation of Employment When the
      Company Is Not a Public Company.................................... 26
6.8  Sale Upon Cessation of Employment When the
      Company is a Public Company........................................ 27


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6.9  Defined Terms and Expressions....................................... 28
     (a)  "Book Value Per Share"......................................... 28
     (b)  "Permanent Disability"......................................... 29
     (c)  "Retirement"................................................... 29
     (d)  "termination by the Company or one of its
            Subsidiaries without cause".................................. 29
     (e)  "termination by the Company or one of its Subsidiaries"........ 29
6.10 Sale Upon Default of Indebtedness................................... 29
6.11 Closing............................................................. 29
6.12 Existing Pledge Agreements.......................................... 30
6.13 Voting of Managementholders' Shares................................. 30

                                  ARTICLE VII

                           Limited Pre-Emptive Rights

7.1  Pre-Emptive Rights.................................................. 31
7.2  No Additional Pre-Emptive Rights.................................... 32
7.3  Termination......................................................... 32

                                  ARTICLE VIII

                         Transfers of Common Stock and
                              Appointment of Proxy

8.1  Transfers in Accordance with Agreement.............................. 33
8.2  Legending of Share Certificates..................................... 33
8.3  Default of Delivery................................................. 34
8.4  Distributions upon Sale of the Company.............................. 35

                                   ARTICLE IX

                              Noncompete Agreement


9.1  Noncompete with Business of Company................................. 35
9.2  Noncompete with Business of GPD..................................... 36

                                   ARTICLE X

                                 Miscellaneous

10.1 Management Representatives.......................................... 37
10.2 Acknowledgement..................................................... 37
10.3 Notices............................................................. 37
10.4 Extended Meanings................................................... 39
10.5 Captions............................................................ 39
10.6 Applicable Law...................................................... 39
10.7 Severability........................................................ 39



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                                                                 ----
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           10.8   Currency. . . . . . . . . . . . . . . . . . .    40
           10.9   Successors and Assigns. . . . . . . . . . . .    40
           10.10  Amendment and Waiver. . . . . . . . . . . . .    40
           10.11  Remedies. . . . . . . . . . . . . . . . . . .    40
           10.12  Counterparts. . . . . . . . . . . . . . . . .    40
           10.13  Complete Agreement. . . . . . . . . . . . . .    41
           10.14  Arbitration . . . . . . . . . . . . . . . . .    41



                               LIST OF EXHIBITS
                               ----------------

                     Exhibit A -- Joint Venture Agreement
                     Exhibit B -- Certificate of Incorporation
                     Exhibit C -- By-Laws
                     Exhibit D -- Registration Agreement
                     Exhibit E -- Management Agreement
                     Exhibit F -- Management Contribution Agreement

                            STOCKHOLDERS AGREEMENT
                            ----------------------


                   DATED as of the 31st day of August, 1994,

                                BY  AND  AMONG:

     DURA AUTOMOTIVE HOLDING, INC., a Delaware corporation (the "Company");

                                    - and -

     ONEX U.S. INVESTMENTS, INC., an Ontario corporation ("Onex");

                                    - and -

     J2R CORPORATION, a Delaware corporation ("J2R");

                                    - and -

     ORSCHELN CO., a Delaware corporation ("Orscheln");

                                    - and -

     Each of the persons listed on Schedule I to this Agreement (the "HCI Stockholders");

                                    - and -

     Each of the persons listed on Schedule II to this Agreement (the "Management Stockholders");

                                    - and -

     Such other stockholders of the Company as may, from time to time, become parties to this Agreement in accordance with the provisions hereof.

     WHEREAS:

     A.     The issued and outstanding capital stock of the Company consists of:

     (i) 153,252.56 shares of Class A Common Stock, par value $.01 per share (the "Class A Common");

     (ii) 100,000.00 shares of Class B Common Stock, par value $.01 per share (the "Class B Common"); and

     (iii) 25,000.00 shares of Class C Common Stock, par value $.01 per share (the "Class C Common").

     The Class A Common, Class B and Class C Common have the rights and preferences set forth in the Company's Certificate of Incorporation, a true and complete copy of which is attached hereto as Exhibit B.

     B. Pursuant to a Joint Venture Agreement (the "Joint Venture Agreement"), dated as of August 31, 1994 among the Company, Orscheln, Onex, J2R and MC Holding Corp., a Delaware corporation ("MC Holding"), a true and complete copy of which is attached hereto as Exhibit A, and a Management Contribution Agreement (the "Management Contribution Agreement"), dated as of August 31, 1994, among the Company, the HCI Stockholders, the Management Stockholders and Kim B. Clark, a true and complete copy of which is attached hereto as Exhibit F, Orscheln has contributed certain assets to the Company in exchange for 125,213.65 shares of Class A Common and an option (the "Orscheln Option") to purchase 818.18 shares of Class A Common, and the MC Stockholders have collectively contributed all of the outstanding capital stock of MC Holding and all outstanding options to purchase capital stock of MC Holding to the Company in exchange for an aggregate of 28,038.91 shares of Class A Common, 100,000.00 shares of Class B Common and 25,000.00 shares of Class C Common and an option to purchase 1,000.00 shares of Class A Common. After giving effect to the transactions contemplated by the Joint Venture Agreement and the Management Contribution Agreement, the Stockholders collectively own all of the issued and outstanding Common Stock and all outstanding options to purchase Common Stock.

     C. After giving effect to the transactions contemplated by the Joint Venture Agreement and the Management Contribution Agreement, the Company is the beneficial and record owner of all issued and outstanding shares of the capital stock of MC Holding, and MC Holding is the beneficial and record owner of all issued and outstanding shares of the capital stock of Dura Automotive Systems, Inc., a Delaware corporation ("DASI") formerly named Dura Mechanical Components, Inc.

     D. The Company, Onex, J2R, Orscheln, each of the HCI Stockholders and each of the Management Stockholders are parties to a registration agreement (the "Registration Agreement"), dated as of the date hereof, a true and complete copy of which is attached hereto as Exhibit D.

     E. In order to provide for the stability of the ownership of the Company and the management and operation of the Company, MC Holding and DASI, the parties wish to enter into this Agreement.

     F. Certain capitalized terms used and not otherwise defined in this Agreement are defined in Article I of this Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

                                   ARTICLE I

                              Certain Definitions
                              -------------------

     1.1 Certain Definitions. When used in this Agreement the following capitalized terms shall have the respective meanings shown:

     "Affiliate" means, with respect to any Person, any of (a) a director or executive officer of such Person, and (b) any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person.

     "Ancillary Agreements" means the agreements described or included in
Schedule 5.5 to the Joint Venture Agreement.

     "Board" means the board of directors or other governing body of a Person.

     "Business Day" means any day which is neither a Saturday nor a Sunday nor a legal holiday on which banks are authorized or required to be closed in Chicago, Illinois or New York, New York.

     "Closing Date" means the date on which the transactions contemplated by the Joint Venture Agreement shall be consummated.

     "Co-Investment Agreement" means the Co-Investment Agreement, dated as of March 30, 1990, between Onex and J2R, as amended from time to time.

     "Common Stock" means (i) the Class A Common, the Class B Common, the Class C Common of the Company, (ii) any Class A Common issued or issuable upon exercise of any options issued by the Company (including, without limitation, the Orscheln Option) and (iii) any equity securities issued or issuable by the Company with respect to the securities referred to in clauses (i) and (ii) hereof in connection with any stock split, stock dividend, combination of shares, recapitalization, merger, consolidation or other reorganization.

     "Company" includes any successor to the Company resulting from any merger, consolidation or other reorganization of or including the Company.

     "control" (including with correlative meanings, the terms "controlling," "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or agency or otherwise.

     "Credit Agreement" means that certain agreement by and among Continental Bank, as agent, certain other banks and the Company and/or its Subsidiaries, and, subject to the requirements of Section 3.1(m) hereof, any extensions, modifications, amendments, renewals or refinancings thereof.

     "executive officer," when used with respect to a Person, means the Chairman of the Board, President, any officer in charge of a principal business function or any manager reporting to the President of such Person if a corporation, or an individual performing a similar function in the case of Persons other than corporations.

     "Family Group" means a Stockholder's spouse, parents, siblings and descendants (whether natural or adopted) and any trust solely for the benefit of the Stockholder and/or the Stockholder's spouse, parents, siblings and/or descendants.

     "Five Percent Owner" means any Person owning of record or beneficially more than five percent of the Common Stock of the Company of any class at the time outstanding.

     "HCI" means Hidden Creek Industries, a New York general partnership, and any successor thereto.

     "Indebtedness" means all indebtedness for borrowed money (including purchase money obligations other than accounts payable and accrued expenses arising in the ordinary course of business), all indebtedness under revolving credit arrangements, all capitalized lease obligations (as determined in accordance with generally accepted accounting principles, consistently applied), and all guarantees of any of the foregoing.

     "Independent Third Party" means any Person who, immediately prior to the contemplated transaction, is neither an Affiliate of the Company nor a Five Percent Owner, is not controlling, controlled by or under common control with any Five Percent Owner and is not the spouse or descendent (by birth or adoption) of any Five Percent Owner or a trust for the benefit of any Five Percent Owner and/or such other Persons.

     "Long-Term Debt" means all Indebtedness other than borrowings which by their terms mature one year or less from the date of creation or incurrence thereof and are not renewable or extendible at the option of the debtor to a date more than one year from the date of creation or incurrence thereof.

     "Managementholder" means each Management Stock holder and each Permitted Transferee of a Management Stockholder who acquires Shares in a Transfer permitted by Section 4.3.

     "MC Director" means a member of the Board of the Company designated by the MC Stockholders pursuant to Section 2.1(a)(ii)(A).

     "MC Stockholders" means, collectively, Onex and J2R (and any successor or successors to the foregoing resulting from any merger, consolidation, liquidation, dissolution or other reorganization of the foregoing) and the HCI Stockholders and the Management Stockholders (and, in each case, their Permitted Transferees).

     "MC Stockholders Agreement" means the Stockholders Agreement dated as of the date hereof among Onex, J2R and the HCI Stockholders.

     "Orscheln" includes any successor or successors to Orscheln resulting from any merger, consolidation or other reorganization of or including Orscheln or any liquidation, dissolution or winding-up of Orscheln.

     "Orscheln Director" means a member of the Board of the Company designated by the Orscheln Stockholders pursuant to Section 2.1(a)(ii)(B).

     "Orscheln Family" includes G. A. Orscheln, D. W. Orscheln, their spouses, any descendant of either of them or their spouses, any Person owned or controlled by any of the foregoing and any Permitted Transferee of any of the foregoing.

     "Orscheln Stockholders" means, collectively, Orscheln and its Permitted Transferees.

     "Permitted Transferee" means a transferee in a Transfer of Shares permitted under Section 4.3(a).

     "Person" means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or a government or any department or agency thereof.

     "Public Offering" means an underwritten firm commitment public offering and sale of shares of Common Stock pursuant to an effective registration statement under the Securities Act.

     "Public Sale" means any sale of Common Stock to the public pursuant to an offering registered under the Securities Act or to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 (or any similar provision hereafter in force) adopted under the Securities Act.

     "Qualified Public Offering" means the sale in an underwritten firm commitment public offering registered under the Securities Act of at least 20% of the shares of Common Stock outstanding determined on a fully-diluted basis, following which Common Stock is listed for trading on the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market System.

     "Sale of the Company" means the sale of the Company to an Independent Third Party or a group of Independent Third Parties pursuant to which such party or parties acquire (i) capital stock of the Company possessing the voting power to elect a majority of the Company's Board (whether by merger, consolidation, recapitalization, reorganization or sale of a majority of the Company's outstanding Common Stock and Common Stock equivalents) or (ii) all or substantially all of the Company's consolidated assets.

     "Securities Act" means the Securities Act of 1933, as amended from time to time.

     "Shares" means any shares of Common Stock.

     "Stockholders" means the holders of Common Stock of the Company who are bound by and subject to this Agreement.

     "Subsidiary" means any corporation or other Person of which the shares of stock or other interests having a majority of the general voting power in electing the Board are, at the time as of which any determination is being made, owned or controlled by the Company either directly or indirectly.

     "Supermajority Approval" of any matter, with respect to any Person, means the approval of such matter (a) at a meeting of the Board of such Person by at least two-thirds of the members of the Board of such Person then in office or
(b) without a meeting of such Board pursuant to written consent executed by all of the members of the Board of such Person then in office.


                                  ARTICLE II

                        Boards and Voting for Directors
                        -------------------------------

                    2.1 Boards of Directors and Committees.

     (a) From and after the Closing Date and for so long as the provisions of this Section 2.1 remain in effect, each Stockholder will vote all of the Common Stock owned by such Stockholder and will take, and will cause any Persons controlled by it to take, all other necessary or desirable actions within its control (whether in its capacity as a stockholder, director, member of a committee or officer of the Company or otherwise), and the Company will take all necessary or desirable action within its control, in order to cause:

     (i) (A) the authorized number of members of the Board of the Company to be established at nine and (B) the authorized number of members of the Board of each Subsidiary to be established at an odd number not less than five nor more than nine;

     (ii)   the election to the applicable Board of:

            (A) five members designated by the holders of a majority of the Shares held by the MC Stockholders in the case of the Company and the minimum number of authorized members necessary to constitute a majority of the entire Board in the case of Subsidiaries (by written notice to the Company or the applicable Subsidiary, which shall furnish copies of such notice to Orscheln); and

            (B) four members designated by the holders of a majority of the Shares held by the Orscheln Stockholders in the case of the Company and a number equal to the total number of authorized members minus the number of members that the holders of a majority of the Shares held by the MC Stockholders are entitled to designate under clause (A) above in the case of Subsidiaries (by written notice to the Company or the applicable Subsidiary, which shall furnish copies of such notice to each of the MC Stockholders); and

     (iii) at the written request of the holders of a majority of the Shares held by the MC Stockholders, the removal from the applicable Board (with or without cause) of any member designated by the holders of a majority of the Shares held by the MC Stockholders, but only upon such written request and under no other circumstances;

     (iv) at the written request of the holders of a majority of the Shares held by the Orscheln Stockholders, the removal from the applicable Board (with or without cause) of any member designated by the holders of a majority of the Shares held by the Orscheln Stockholders, but only upon such written request and under no other circumstances;

     (v) in the event that any member of a Board designated by the holders of a majority of the Shares held by the MC Stockholders or the holders of a majority of the Shares held by the Orscheln Stockholders for any reason ceases to serve as such member before the expiration of his or her term of office, the resulting vacancy on the applicable Board to be filled by a member designated by the holders of a majority of the Shares held by the MC Stockholders or the holders of a majority of the Shares held by the Orscheln Stockholders, as the case may be, as provided herein.

     (b) If the holders of a majority of the Shares held by the MC Stockholders or the holders of a majority of the Shares held by the Orscheln Stockholders, as the case may be, shall fail to designate a member to fill a vacancy pursuant to the terms of this Article II within 30 days after such vacancy occurs, or if the right of the holders of a majority of the Shares held by the MC Stockholders or the holders of a majority of the Shares held by the Orscheln Stockholders, as the case may be, shall be terminated pursuant to
Section 2.1(e), the election of a person to such vacancy shall be accomplished in accordance with the

Company's or the applicable Subsidiary's By-laws or other governing instruments and applicable law; provided that if, in the case of a failure to designate a member, the holders of a majority of the Shares held by the MC Stockholders or the holders of a majority of the Shares held by the Orscheln Stockholders, as the case may be, shall subsequently designate a member, such designee will replace the person elected.

     (c) The Company shall pay the reasonable out-of-pocket expenses incurred by each member of a Board in connection with attending the meetings of such Board or any committee thereof. In addition, the members of the Board of the Company who are not officers or employees of the Company or its Subsidiaries shall receive such compensation from the Company for such service as may be determined from time to time by Supermajority Approval of the applicable Board.

     (d) The audit committee of the Company shall consist of five members elected or appointed from time to time by the Board of the Company, at least two of whom shall be Orscheln Directors. If any Subsidiary establishes an audit committee, such audit committee shall consist of five members elected or appointed from time to time by the Board of such Subsidiary, at least two of whom shall be Orscheln Directors. The audit committee of the Company shall, among other things, have the responsibility to review and approve all federal, state and local income and franchise tax returns prior to the filing thereof by the Company or any subsidiary.

     (e) The provisions of this Section 2.1 will terminate automatically and be of no further force and effect, unless earlier terminated by amendment of this Agreement, on the date on which the Orscheln Stockholders cease to own in the aggregate at least 20% of the outstanding shares of Common Stock.

     2.2 Orscheln Option To Require Cumulative Voting. So long as the Orscheln Stockholders shall own in the aggregate at least 20% of the outstanding shares of Common Stock, and irrespective of whether the Company shall be preparing or shall plan or intend to undertake a Public Offering, Orscheln shall have the option in its discretion, by notice to the other Stockholders, to require the Company to adopt cumulative voting. If Orscheln exercises such option, all of the Stockholders hereby covenant and agree that they will forthwith vote in favor of, and will cause the members of the Board of the Company designated by them to vote in favor of, an amendment to the Company's Certificate of Incorporation prepared by Orscheln's counsel (which shall be reason-ably satisfactory to the MC Stockholders' counsel) which will provide that at all elections of directors of the Company, each holder of Common Stock shall be entitled to as many votes as shall equal the number of votes such holder would be entitled to cast for the election of directors with respect to such holder's shares multiplied by the number of directors to be elected, and such holder may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as such holder may see fit. Any such amendment so adopted shall not be further amended or repealed unless approved by the affirmative vote or written consent of the holders of at least eighty percent (80%) of the shares of Common Stock at the time outstanding, or such lesser percentage as Orscheln, in its sole discretion, shall specify.


                                  ARTICLE III

                        Covenants and Other Agreements
                        ------------------------------

     3.1 Negative Covenants. Without Supermajority Approval, and irrespective of whether stockholder approval has been obtained or is required, the Company shall not, and the Company shall not permit any Subsidiary to:

     (a) Enter into any material transaction with any of its officers, directors or employees, any Stockholder or any other Affiliate of the Company, including, without limitation, the purchase, sale or exchange of any property, the rendering of any service or the payment of any compensation, provided that the foregoing shall not (i) apply to actions taken pursuant to the terms of the Joint Venture Agreement or the Ancillary Agreements, (ii) prohibit any action expressly permitted by this Agreement to be taken without Supermajority Approval, (iii) preclude the payment of a management and advisory fee to HCI pursuant to the Management Agreement, dated as of the date hereof, by and between DASI and HCI, a true and complete copy of which is attached hereto as Exhibit E, of $600,000 plus reasonable out-of-pocket expenses for the first year after the Closing Date (provided that any payments to HCI under the Management Agreement in subsequent years shall be subject to Supermajority Approval), (iv) preclude the payment by DASI to HCI of a closing fee in the amount of $500,000 before or at the Closing the transactions contemplated by the Joint Venture Agreement and (v) preclude the payment of reasonable compensation consistent with the other terms and provisions of this Agreement to officers and employees of the Company who
(x) are Management Stockholders or (y) are not also directors, officers, employees or Affiliates of any Stockholder.

     (b) Declare or pay any dividends or make any distributions upon any of its equity securities, except for dividends by a wholly-owned Subsidiary to its parent corporation.

     (c) Directly or indirectly redeem, purchase or otherwise acquire any of the Company's equity securities (including, without limitation, warrants, options and other rights to acquire equity securities), except for repurchases of Common Stock from employees of the Company and its Subsidiaries upon termination of employment pursuant to Article VI below.

     (d) Undertake any Public Offering, or authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of any equity securities (or any securities convertible into or exchangeable for any equity securities), other than issuances of Common Stock upon the exercise of options outstanding on the date hereof and issuances of Common Stock to employees of the Company and its Subsidiaries in an aggregate amount not exceeding the number of Shares repurchased after the Closing Date as permitted under Section 3.1(c) above (as adjusted for stock splits, stock dividends or other reclassifications or recapitalizations after the date hereof), provided that the form of agreement to be signed by such employees shall have been approved by Supermajority Approval.

     (e) Merge or consolidate with any Person other than any merger or consolidation of a wholly-owned Subsidiary with or into the Company or another wholly-owned Subsidiary.

     (f) Sell, lease or otherwise dispose of a significant portion of the consolidated assets of the Company and its Subsidiaries in any transaction or series of related transactions.

     (g) Liquidate or dissolve, other than the liquidation or dissolution of a wholly-owned Subsidiary into the Company or another wholly-owned Subsidiary.

     (h) Acquire any interest in any business (whether by a purchase of assets, purchase of stock, merger or otherwise) or enter into a joint venture.

     (i) Enter into the ownership, active management or operation of any business other than the Business as defined in Section 9.1.

     (j) Amend, modify or repeal any provision of its Certificate of Incorporation or By-Laws or other comparable governing instruments, except as provided in Section 2.2.

     (k) Approve any annual capital or operating budget if the aggregate capital expenditures proposed to be made pursuant thereto exceed $15 million on a consolidated basis for the fiscal year covered by such budget.

     (l) Hire, terminate, enter into any material employment agreement with or amend any material employment agreement with any executive officer of the Company or any Subsidiary.

     (m) Create, incur, assume or suffer to exist any Long-Term Debt other than (1) Indebtedness under the Credit Agreement, (2) other Long-Term Debt (including in connection with any capital expenditures) not exceeding in the aggregate $2,000,000 outstanding at any time on a consolidated basis and (3) Indebtedness outstanding as of the Closing Date.

     (n)    Change its independent accounting firm.

     (o) Make any extraordinary payments to its employees other than payments made in accordance with established policy of MC Holding or DASI or any policy of Orscheln in effect prior to the Closing Date (including, without limitation, established compensation and benefit programs, payments in accordance with
Section 3.1(c) and payments pursuant to agreements approved in accordance with
Section 3.1(d)).

     (p) File a voluntary petition under any bankruptcy, insolvency, reorganization or similar law, consent to any petition under any such law filed against the Company or any Subsidiary by its creditors, consent to an application for a receiver, trustee, custodian or similar official for the Company or any Subsidiary, acknowledge in writing its inability to pay its debts as they become due, or make an assignment for the benefit of its creditors.

     (q)   Elect directors of any Subsidiary.

     (r) Pay any compensation to any director of the Company for service in such capacity.

     3.2 By-laws. The By-laws of the Company and each of its Subsidiaries shall at all times provide, to the extent permitted by law, that:

     (a) notice of every meeting of the Board of the Company or such Subsidiary shall be given to each member of the Board not less than three days prior to the meeting;

     (b) a special meeting of the Board of the Company or such Subsidiary may be called, to be held at the registered office of the Company, by holders of at least 10% of the Company's outstanding Common Stock, upon at least 10 days' notice, stating the purpose of the meeting and proposing an agenda therefor;

     (c) any member of the Board of the Company or such Subsidiary may require the Company or such Subsidiary, by notice given not less than 10 days in advance of any regularly scheduled meeting of such Board, to include in the business to be discussed at the meeting any one or more proposals submitted by such member;

     (d) members of the Board or any committee thereof may participate in meetings by telephone;

     (e) members of the Board or any committee thereof may take action by unanimous written consent;

     (f) notice of any meeting may be waived by any member of the Board or any committee thereof;

     (g) at least one MC Director and one Orscheln Director must be present at any meeting of the Board for a quorum to exist; and

     (h) except for matters which require Supermajority Approval, the act of a majority of the members present at any meeting of the Board at which a quorum is present shall be the act of the Board.

     The initial By-laws of the Company are attached hereto as Exhibit C.

     3.3    Maintenance of Books and Records.   The Company shall, and shall
cause each Subsidiary to, maintain its accounting and financial records so as to permit the preparation of the Company's consolidated financial statements in accordance with generally accepted accounting principles consistently applied, except as may be otherwise approved by Supermajority Approval.

     3.4 Financial Information. The Company shall furnish to each Stockholder the following:

     (a) as soon as available, and in any event within 120 days after the end of each fiscal year of the Company, a copy of the audited consolidated financial statements of the Company and its Subsidiaries reported on by Arthur Andersen & Co. or another firm of independent certified public accountants selected by Supermajority Approval of the Board of the Company, including a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year, and stating in comparative form the figures as of the end of and for the previous fiscal year, accompanied by a report thereon containing an opinion by such independent certified public accountants that such consolidated financial statements have been prepared in accordance with generally accepted accounting principles consistently applied, except as may be otherwise noted;

     (b) as promptly as practicable, and in any event within 45 days after the end of each fiscal quarter of the Company, a copy of its unaudited consolidated financial statements prepared by the Company, including a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter and consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal quarter, and stating in comparative form the figures as of the end of and for the corresponding fiscal quarter in the previous fiscal year, in all cases prepared in accordance with generally accepted accounting principles consistently applied, except as may be otherwise noted; and

     (c)    copies of all press releases issued by the Company.

Except as otherwise required by law or judicial order or decree or by any governmental agency or authority, each Stockholder entitled to receive information regarding the Company and its Subsidiaries pursuant to this Section
3.4 shall maintain the confidentiality of all nonpublic information obtained by it hereunder which the Company has designated as proprietary or confidential in nature; provided that any such Stockholder may disclose such information to the extent required by law or court order; provided that if any Stockholder believes it is required by law to disclose any such information such Stockholder shall notify the Company and, if requested by the Company, such Stockholder shall use reasonable efforts to obtain a protective order with respect to such information and ensure that only the information required to be disclosed is actually disclosed.

     3.5 Inspection Rights. So long as any of Onex, J2R or Orscheln shall be and remain a Stockholder, the Company shall permit any representatives designated by any of them, upon reasonable notice and during normal business hours, to (i) visit and inspect any of the properties of the Company and its Subsidiaries, (ii) examine the corporate, financial and other records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and
(iii) discuss the affairs, finances and accounts of any such entities with the directors, executive officers, key employees and independent accountants of the Company and its Subsidiaries.

     3.6    Accountants.   The Company shall retain the firm of Arthur Andersen
& Co. as independent accountants for the Company and its Subsidiaries, unless and until changed pursuant to Section 3.1(n).

     3.7 Credit Agreement Availability. The Company shall cause DASI to maintain the ability to borrow under the Credit Agreement an amount equal to at least (i) $6 million minus (ii) the aggregate amount, if any, previously paid by or on behalf of DASI to Ford Motor Company in satisfaction the Ford Recall Liability (as defined in the Credit Agreement) until the earliest of (x) the date that Ford Motor Company shall have agreed that all Ford Recall Liability has been satisfied in full, (y) the date the Company and MC Holding shall have paid in full the Subordinated Promissory Notes (as defined in the Credit Agreement), or (z) the date this provision is terminated by Supermajority Approval.

                                  ARTICLE IV

                      Restrictions on Transfer of Shares
                      ----------------------------------

     4.1 Transfer of Shares Generally. No Stockholder shall sell, transfer, assign, pledge, exchange or otherwise dispose of (a "Transfer") any interest in any Shares, except pursuant to Section 4.2 below and except pursuant to (i) any Transfer by Orscheln or its Permitted Transferees between or among Orscheln and any member of the Orscheln Family who has delivered to the Company, prior to such Transfer, an agreement in writing to be bound by all of the provisions of this Agreement, (ii) any Transfer by Onex or its Permitted Transferees to any Affiliate or Permitted Transferee of Onex who has delivered to the Company, prior to such Transfer, an agreement in writing to be bound by all of the provisions of this Agreement, or any pledge by Onex, as security for indebtedness, to any bank or other financial institution which has executed and delivered to the Company, prior to such pledge, a written agreement satisfactory to the Company acknowledging that such pledge is subject to the terms and provisions of this Agreement, (iii) any Transfer by J2R or its Permitted Transferees to any Affiliate or Permitted Transferee of J2R or any HCI Stockholder who has delivered to the Company, prior to such Transfer, an agreement in writing to be bound by all of the provisions of this Agreement, or any pledge by J2R, as security for indebtedness, to any bank or other financial institution which has executed and delivered to the Company, prior to such pledge, a written agreement satisfactory to the Company acknowledging that such pledge is subject to the terms and provisions of this Agreement, (iv) any Transfer by an MC Stockholder or its Permitted Transferees to any other MC Stockholder or its Permitted Transferees, (v) any Transfer by a Management-holder or a Permitted Transferee of a Managementholder to the Company, Onex or an Affiliate of Onex upon termination of employment with the Company or any Subsidiary or to another management employee of the Company or any Subsidiary in a Transfer permitted under Article VI hereof (provided that such management employee has delivered to the Company, prior to such Transfer, an agreement in writing to be bound by all of the provisions of this Agreement), (vi) a Public Offering, (vii) a Transfer permitted by Article V or (viii) a Transfer by a Managementholder pursuant to a pledge permitted by Article VI (clauses (i) through (viii) of this Section 4.1 being hereinafter referred to as "Exempt Transfers"); provided that neither Onex nor J2R shall Transfer any Shares except in compliance with the terms of the Co-Investment Agreement, unless Onex and J2R waive any such compliance. Each Stockholder agrees not to consummate any Transfer pursuant to the provisions of Section 4.2 until passage of at least the minimum number of days required by Section 4.2 after the delivery of such Stockholder's Offer Notice (as hereinafter defined), unless the parties to the Transfer have been finally determined pursuant to Section 4.2 prior to the expiration of such period.

     4.2 First Offer Right.

     (a) In addition to Exempt Transfers permitted by Section 4.1, a Stockholder may Transfer an interest in Shares by complying with this Section 4.2. At least 15 days prior to making any Transfer of any Shares (other than pursuant to Section 4.1), the transferring Stockholder (the "Transferring Stockholder") will deliver a written notice (the "Offer Notice") (i) in the case of a proposed Transfer by Orscheln, a member of the Orscheln Family and/or a Permitted Transferee of Orscheln, to Onex and (ii) in the case of a proposed Transfer by an MC Stockholder, to Orscheln or its stockholders. The Offer Notice will disclose the proposed number and class of Shares (the "Subject Shares") to be transferred and, in reasonable detail, the proposed terms and conditions of the Transfer.

     (b) In the case of a proposed Transfer (other than an Exempt Transfer pursuant to Section 4.1) by Orscheln, a member of the Orscheln Family and/or a Permitted Transferee of Orscheln pursuant to this Section 4.2, Onex may elect to purchase all (but not less than all) of the Subject Shares at the price in cash and on the terms specified therein by delivering written notice of such election, together with written evidence sufficient to demonstrate that it can finance the purchase, to the Transferring Stockholder as soon as practicable, but in any event within 15 days after delivery of the Offer Notice. If Onex has elected to purchase the Subject Shares from the Transferring Stockholder, the Transfer of such shares will be consummated as soon as practicable after the delivery of the election notice, but in any event within 45 days after delivery of the Offer Notice (the "Orscheln Consummation Period"). If Onex elects to purchase the Subject Shares but fails to consummate the purchase within the 45-day Orscheln Consummation Period, the Transferring Stockholder may, within 180 days after the later of 15 days after delivery of the Offer Notice or the expiration of the 45-day Orscheln Consummation Period, Transfer such Subject Shares to one or more third parties at a price in cash and on other terms no more favorable to the transferees than offered in the Offer Notice; provided that prior to such Transfer, such transferees shall have agreed in writing to be bound by the provisions of this Agreement and shall have delivered such agreement to the Company; and provided further that such

Transfer shall be subject to the provisions of Article V hereof. Any Subject Shares not transferred within such 180-day period will be subject to the provisions of this Article IV upon subsequent transfer and the Transferring Stockholder will not be entitled to deliver another Offer Notice for 90 days after the Transferring Stockholder has again become subject to this Article IV. Onex may assign all or any portion of its rights under this Section 4.2 to any of its Affiliates. Nothing herein will relieve Onex or any of its Affiliates from liability for failing to purchase any Subject Shares which it has elected but failed to purchase.

     (c) In the case of a proposed Transfer (other than an Exempt Transfer pursuant to Section 4.1) by an MC Stockholder, Orscheln may elect to purchase all (but not less than all) of the Subject Shares at the price in cash and on the terms specified therein by delivering written notice of such election, together with written evidence sufficient to demonstrate that it can finance the purchase, to the Transferring Stockholder as soon as practicable, but in any event within 15 days after delivery of the Offer Notice. If Orscheln has elected to purchase the Subject Shares from the Transferring Stockholder, the Transfer of such shares will be consummated as soon as practicable after the delivery of the election notice, but in any event within 45 days after delivery of the Offer Notice (the "MC Consummation Period"). If Orscheln elects to purchase the Subject Shares but fails to consummate the purchase within the 45-day MC Consummation Period, the Transferring Stockholder may, within 180 days after the later of 15 days after delivery of the Offer Notice or the expiration of the 45-day MC Consummation Period, Transfer such Subject Shares to one or more third parties at a price in cash and on other terms no more favorable to the transferees than offered in Offer Notice; provided that prior to such Transfer, such transferees shall have agreed in writing to be bound by the provisions of this Agreement and shall have delivered such agreement to the Company. Any Subject Shares not transferred within such 180-day period will be subject to the provisions of this Article IV upon subsequent transfer and the Transferring Stockholder will not be entitled to deliver another Offer Notice for 90 days after the Transferring Stockholder has again become subject to this Article IV. Nothing herein will relieve Orscheln from liability for failing to purchase any Subject Shares which it has elected but failed to purchase.

     (d) In case any proposed Transfer pursuant to Section 4.2(b) or (c) is for consideration other than cash, the Offer Notice shall specify the fair market value thereof. If the party receiving such notice shall disagree with the fair market value specified, it shall notify the Transferring Stockholder within 15 days after the delivery of the Offer Notice, and the Offer Notice shall not be deemed to have been delivered until such dispute shall have been resolved.

     (e) At least 15 days prior to the consummation of a Transfer pursuant to
Section 4.2(b) or (c) where none of Orscheln, Onex nor Onex's Affiliates is a transferee (such 15-day period referred to herein as the "Exercise Period"), the Transferring Stockholder will deliver a notice to Onex, J2R and Orscheln stating the identity of the proposed transferee. In the event that such proposed transferee is a competitor (or an Affiliate of a competitor) of Onex, an Affiliate of Onex, J2R, an Affiliate of J2R, Orscheln, an Affiliate of Orscheln, the Company or its Subsidiaries, Onex, J2R and Orscheln may, by delivery to the Transferring Stockholder, during the Exercise Period, of a notice that it objects to such transferee, in which case the Transferring Stockholder shall not proceed with any further steps relating to the offer made by such transferee, shall not complete the transfer of the Subject Shares to such transferee and the offer so made shall no longer be considered an offer for the purposes of this
Section 4.2. No Person will be deemed to be a competitor of Onex, an Affiliate of Onex, J2R, an Affiliate of J2R, Orscheln, an Affiliate of Orscheln, the Company or its Subsidiaries solely by reason of the engagement by such Person in financing or investment activities.

     4.3 Permitted Transfers.

     (a) The restrictions contained in Sections 4.1 and 4.2 and in Article V shall not apply with respect to any Transfer of Shares by any Stockholder (i) pursuant to applicable laws of descent and distribution or to or among such Stockholder's Family Group or (ii) to or among its Affiliates; provided that the restrictions contained in this Article IV and in Article V shall continue to be applicable to the Shares after any such Transfer; and provided further that the transferees of such Shares shall have agreed in writing to be bound by the provisions of this Agreement affecting the Shares so transferred and shall have delivered such agreement to the Company.

     (b) In the case of any Transfer pursuant to Section 4.3(a)(ii) above, a transferee may at any time, and shall forthwith in the event that such transferee ceases to be an Affiliate of the transferor, transfer back to such transferee all of the Shares held by it.

     4.4 Termination. The provisions of this Article IV will terminate automatically and be of no further force and effect upon the consummation of a Qualified Public Offering.

                                   ARTICLE V

                        Tag-Along and Drag-Along Rights
                        -------------------------------

     5.1 Tag-Along Right.

     (a) Except as provided in Section 5.4, if at any time any Stockholder proposes to Transfer any or all of its Shares pursuant to Section 4.2 to any Person other than Orscheln and such Transfer would result in a Sale of the Company (a "Disposition"), the transferring holder (the "Transferring Stockholder") shall, at least 20 days prior to the consummation of the Disposition, give notice (a "Disposition Notice") to the other Stockholders describing the terms and conditions of the Disposition in reasonable detail, including the proposed price per share, the method of payment, the anticipated closing date and the identity of the proposed purchaser, and stating that each of such other Stockholders may elect to participate in such Disposition at a price per share consistent with the rights and preferences of the Common Stock set forth in the Company's Certificate of Incorporation and on other terms and conditions no less favorable than those applicable to the Transferring Stockholder.

     (b) The election pursuant to Section 5.1(a) shall be exercised by notice to the Transferring Stockholder given within the time period specified in the Disposition Notice, which time period shall not be less than 10 days after such Disposition Notice is given. If a Stockholder gives notice of its election to sell, it shall be obligated to sell the Common Stock specified in its notice upon the terms and subject to the conditions specified in Section 5.1(a) to the proposed purchaser, conditional upon the closing of the Disposition.

     (c) If the purchaser pursuant to the Disposition has specified a limited number of shares of Common Stock which it is willing to purchase in the aggregate, each of the Stockholders shall have the right to sell to the purchaser up to that number of shares of Common Stock owned by such Stockholder which is in the same proportion to its total ownership of Common Stock as the number of shares of the Common Stock being sold by all Stockholders to such purchaser is to the total ownership of Common Stock of all

Stockholders electing to participate in such sale.

     (d) If any Stockholder does not elect to sell the full number of shares of Common Stock which it is entitled to sell pursuant to this Section 5.1, or if the aggregate number of shares of Common Stock which the Stockholders are entitled to sell is less than the number of shares of Common Stock which the purchaser is willing to purchase, the remaining Stockholders shall be entitled to sell additional shares of Common Stock pro rata (as described in Section 5.1(c) above) to the number of shares of Common Stock owned by each of them to make up the aggregate number of shares of Common Stock the purchaser is willing to purchase.

     (e) The provisions of this Section 5.1 shall terminate automatically and be of no further force and effect upon the consummation of a Qualified Public Offering.

     5.2 Drag-Along Right.

     (a) If Onex approves a Sale of the Company and in connection therewith enters into an agreement to sell all or substantially all of its and its Affiliates' Common Stock pursuant to such sale (the "Approved Sale"), each MC Stockholder will consent to and raise no objections to the Approved Sale of the Company and (i) if the Approved Sale of the Company is structured as a sale of stock, each MC Stockholder will agree to sell all of its Common Stock and rights to acquire Common Stock on the terms and conditions approved by Onex, (ii) if the Approved Sale of the Company is structured as a merger, consolidation or other reorganization, each MC Stockholder will vote in favor thereof (to the extent it is entitled to vote) and will not exercise any dissenters' rights of appraisal it may have under Delaware law, and (iii) if the Approved Sale of the Company is structured as a sale of all or substantially all of the Company's consolidated assets, each MC Stockholder will vote in favor thereof (to the extent it is entitled to vote); provided that any Sale of the Company described in clause (ii) and (iii) above is subject to Supermajority Approval under
Section 3.1 and any Sale of the Company described in clause (i) above is subject to the rights of Orscheln under Article IV and Section 5.1 of this Agreement. Each MC Stockholder will use its best efforts to cooperate in the Approved Sale of the Company and will take all necessary and desirable actions in connection with the consummation of the Approved Sale of the Company as are reasonably requested by Onex, including, but not limited to, the provision of representations and warranties or indemnifications; provided that no MC Stockholder shall be required to incur any out-of-pocket expenses in connection with such Approved Sale of the

Company which are not reimbursed by the Company; and provided further that no such MC Stockholder shall be required to provide representations and warranties or indemnification in connection with any Approved Sale of the Company which would result in an aggregate liability in excess of such holder's proceeds from such Approved Sale of the Company.

     (b) The obligations of the MC Stockholders with respect to the Approved Sale of the Company are also subject to the satisfaction of the following conditions: (i) upon the consummation of the Approved Sale of the Company, all of the holders of each class of Common Stock will receive the same form and amount of consideration for their Common Stock as all other holders of the same class of Common Stock, or if any Stockholders are given an option as to the form and amount of consideration to be received, all holders of the same class of Common Stock will be given the same option; and (ii) the price per share of Common Stock will be payable in cash or publicly-traded securities and will be on terms consistent with the rights and preferences set forth in the Company's Certificate of Incorporation.

     (c) If Onex or its Affiliates enters into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by the Securities and Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), the MC Stockholders will, at the request of Onex, and to the extent required to comply with Rule 501, appoint a purchaser representative (as such term is defined in Rule 501) reasonably acceptable to Onex. If any MC Stockholder appoints the purchaser representative designated by Onex, the Company will pay the fees of such purchaser representative, but if any such holder declines to appoint the purchaser representative designated by Onex, such holder will appoint another purchaser representative (reasonably acceptable to Onex), and such holder will be responsible for the fees of the purchaser representative so appointed.

     (d) If at any time an offer is made to acquire substantially all of the assets of the Company, which offer must be approved by a resolution of the stockholders, each MC Stockholder shall vote all of the Common Stock held by it, in respect of such offer, in the same manner as the Common Stock held by Onex is voted.

     (e) The provisions of this Section 5.2 shall terminate automatically and be of no further force and effect upon the consummation of a Qualified Public Offering.

     5.3 Representations and Warranties on a Disposition or Sale of the Company. In connection with any Disposition or Approved Sale of the Company in which Common Stock is to be sold by a Stockholder, if a designee of such Stockholder is at the time of such a Disposition or Approved Sale of the Company an MC Director, Onex may require such Stockholder to enter into agreements with the purchaser representing and warranting that, except as specifically disclosed to the purchaser in writing, such Stockholder, at the time of the closing of the Disposition or Approved Sale of the Company, does not have actual knowledge (which actual knowledge shall be limited solely to the actual knowledge of such Stockholder's designee director(s)) that any representation or warranty made by the Company or any other stockholder in connection with the Disposition or Approved Sale of the Company was untrue in any material respect when made or is untrue in any material respect as of the closing. The liability of the selling Stockholder under such representation and warranty shall be several (and not joint or joint and several with the Company and any other stockholder) and shall be limited to the amount which it receives from the sale of its Common Stock in connection with the Disposition or Approved Sale of the Company and shall be pro rata in accordance with the number of shares of Common Stock sold by such Stockholder in relation to the Common Stock being sold by all stockholders as part of the Disposition or Approved Sale of the Company.

     5.4 Exceptions to Tag-Along Right.

     (a) Section 5.1 shall not apply to any sale as part of a Public Offering of Common Stock.

     (b) Section 5.1 shall not apply to any Transfer by a Stockholder of Common Stock pursuant to exercise of a tag-along right with respect to a Transfer of Common Stock by any other Stockholder or to any Common Stock transferred pursuant to a drag-along right exercised by Onex.

     5.5 Exception to Tag-Along and Drag-Along Rights. Notwithstanding anything herein to the contrary, as between Onex and its Permitted Transferees and J2R and its Permitted Transferees, the provisions of Article V of this Agreement shall not apply to any Transfer and the provisions of the Co-Investment Agreement shall govern any such Transfer.

                              ARTICLE VI

                     Transfers by Management Stockholders
                     ------------------------------------

     6.1 Transfers in Accordance with this Agreement. Each Managementholder agrees that the Shares held by such Managementholder will not be transferred in violation of this Article VI, the Securities Act, or any other applicable law.

     6.2 Registration of Transfers. The Company may refuse to register any transfer by the registered holder of Shares held by a Managementholder in its transfer books if such transfer is not in accordance with this Article VI, the other provisions of this Agreement, the Securities Act, or any other applicable law.

     6.3 Restrictions on Transfer. Except as expressly provided in Articles V and VI of this Agreement, Shares held by a Managementholder may not be transferred (including, without limitation, pursuant to Article IV) without the consent of Onex. A Managementholder's Shares may be transferred only in a sale for cash or cash plus assumption of indebtedness in accordance with this Article VI or in accordance with the provisions of Article IV or Article V of this Agreement. Any purported transfer in any manner contrary to the terms of this Agreement shall be void.

     6.4 Pledge of Common Stock as Security. The Managementholder's Shares may be pledged to the Company or to a bank or other bona fide financial institution (a "secured party") acting at arm's length with any Managementholder and approved by the Company, as security for indebtedness incurred solely to finance up to one-half of the purchase price paid by such Managementholder for his Shares (or any refinancing of indebtedness incurred to purchase the shares of capital stock of MC Holding held by such Managementholder immediately prior to the Closing Date), on condition that such secured party executes and delivers to the Company a written agreement satisfactory to the Company that such pledge is subject to the terms of this Agreement if so requested by the Company.

     6.5 Sales to be Free of Encumbrances.

     (a) In connection with any sale of Managementholder's Shares pursuant to this Agreement, the Management holder shall discharge any indebtedness referred to in Section 6.4 and deliver the Managementholder's Shares being sold free and clear of any claim, mortgage, charge, pledge, lien, security interest or other encumbrance of any kind.

     (b) If the Managementholder fails to comply with Section 6.5(a), the purchaser may withhold from the purchase price for the Managementholder's Shares an amount equal to the indebtedness secured by any such claim, mortgage, charge, pledge, lien, security interest or other encumbrance or, if the amount of such indebtedness is not known by the purchaser, an amount equal to the purchaser's good faith estimate thereof, and shall pay such withheld amount to the person to whom such indebtedness is owed. Any such payment of such withheld amount shall discharge the purchaser's obligation to make payment for the purchased shares to the extent of such withheld amount.

     6.6 Closing of Sale of Managementholder's Stock.

     (a) At the closing of any sale of Managementholder's Shares pursuant to this Article VI, the Managementholder selling Shares shall deliver to the purchaser the share certificates and other instruments representing such Managementholder's Shares, together with stock powers and other instruments transferring such shares, duly endorsed for transfer and free and clear of any claim, mortgage, charge, pledge, lien, security interest or encumbrance of any kind, and the purchaser shall deliver to the Managementholder the consideration payable upon closing. If Section 6.7(b) is applicable to the sale and the purchaser is other than the Company or Onex, the purchaser shall also deliver to the Managementholder an undertaking to pay the increased purchase price for the Managementholder's Shares in accordance with Section 6.7(b) in the events therein described, as if such purchaser were a party to this Agreement.

     (b) Each Managementholder irrevocably constitutes and appoints the Secretary from time to time of the Company (the "Secretary") as his attorney and agent authorized, in his name and on his behalf, to execute and deliver (i) all such assignments, transfers, deeds and instruments as may be necessary to effectively transfer the Shares being transferred to the purchaser on the books of the Company and (ii) any other document required under Section 6.6(a) to be delivered by him at closing. Such appointment and power of attorney, being coupled with an interest, shall not be revoked by the insolvency, bankruptcy, death or incapacity of the Managementholder and the Managementholder hereby agrees to ratify and confirm any act taken by the Secretary on his behalf hereunder and agrees that the receipt of the

Secretary as attorney shall be a good discharge to the Managementholder.

     (c) The Secretary of the Company (or another officer designated by the Company's Board to act in his stead) shall, at all times, hold the certificates representing all Managementholder's Shares. The Secretary or such other officer shall hold such certificates in safekeeping to the order of the registered holder of the Shares represented by the certificates (but subject to the terms of this Agreement); provided that, upon being satisfied that a lender reasonably requires possession of any certificate for the purposes of an arrangement permitted by Section 6.4, the Secretary may release the certificate to the lender upon receipt of an irrevocable direction from the registered holder to the lender to return the certificates to the Secretary if the registered holder would otherwise be entitled to the return of the certificates.

     (d) Nothing in this Section 6.6 is intended to limit any other remedy available to a purchaser of a Managementholder's Shares.

     6.7 Sale Upon Cessation of Employment When the Company Is Not a Public Company.

     (a) If a Managementholder ceases to be employed in a full-time capacity by the Company or its Subsidiaries for any reason (including but not limited to such Managementholder's voluntary termination, termination by the Company or one of its Subsidiaries with or without cause, or such Managementholder's death, Permanent Disability or Retirement) prior to the time the Company consummates a Public Offering, the Company (or, if Onex so elects, Onex or one of its Affiliates) shall purchase, and the Managementholders shall sell, all of the Shares owned by such Managementholder. The purchase price payable per share in any sale of Shares pursuant to this Section 6.7 shall be equal to Book Value Per Share.

     (b) If the Company effects a Public Offering of securities of the same class as the Managementholder's Shares purchased pursuant to this Section 6.7 within six months after the closing of such purchase, the purchase price per share shall be increased by an amount equal to the excess, if any, of the public offering price per share pursuant to such Public Offering (after deduction of any applicable underwriters' commissions or discounts and expenses of such offering on a per share basis) over the Book Value Per Share used in calculating the original purchase price.

     (c) The purchase price for Shares purchased pursuant to this Section 6.7 shall be paid 100% in cash at the closing of such purchase.

     (d) If so required by a selling Managementholder, the Company shall deliver a copy of the balance sheet on which the determination of Book Value Per Share was based and, in reasonable detail, a calculation of the purchase price payable to the selling Managementholder. The selling Managementholder, upon request, shall also receive a copy of a letter from the auditors of the Company to the effect that they have reviewed the calculation of the purchase price payable, and that nothing has come to their attention that caused them to believe that such calculation was not in accordance with this Article VI. If the Company delivers the balance sheet, calculation and letter, the determination of the purchase price payable set forth therein shall be conclusive and binding on all parties.

     (e) If a Managementholder acquires any Common Stock following the termination of his employment with the Company and its Subsidiaries through the exercise of any option pursuant to the terms of a plan for the benefit of management employees of the Company and its Subsidiaries, the Company (or, if Onex so elects, Onex or one of its Affiliates) shall purchase, and the Managementholder shall sell, all such Common Stock at a purchase price of 100% of Book Value Per Share.

     6.8 Sale Upon Cessation of Employment When the Company is a Public Company.

     Notwithstanding Section 6.7, if a Managementholder ceases to be employed in a full-time capacity by the Company and its Subsidiaries for any reason (including but not limited to the Managementholder's voluntary termination, termination by the Company or one of its Subsidiaries, with or without cause, or the Managementholder's death, Permanent Disability or Retirement) after the Company has completed a Public Offering, the Managementholder shall be entitled to sell his Shares through the facilities of any securities exchange on which the Common Stock is then listed or quoted on the NASDAQ system or over-the-counter market; provided such sales are made in the normal course and in a manner which complies with applicable securities laws and regulations and stock exchange rules; and provided further that no more than one-half of his Shares may be sold prior to the first anniversary of such termination of employment. Notwithstanding the previous sentence, (a) in the event of the death of the Managementholder, his executors or administrators shall not be restricted as to the proportion of his

Shares that may be sold during the year following termination of employment, (b) in the event of the termination of his employment by reason of his Permanent Disability, the Managementholder shall not be restricted as to the proportion of his Shares that may be sold during the year following termination of employment, and (c) in the event of the Retirement of the Managementholder, up to 75% of his Shares may be sold during the year following termination of employment.

     6.9 Defined Terms and Expressions.  As used in this Article VI:

     (a) "Book Value Per Share" as of any date means the sum of (i) the quotient obtained by dividing (A) the consolidated common stockholders' equity of MC Holding and its subsidiaries as of the Closing Date immediately prior to the closing of the transactions contemplated by the Joint Venture Agreement and the Management Contribution Agreement, determined in accordance with generally accepted accounting principles in effect in the United States on the Closing Date, by (B) the number of shares of common stock of MC Holding outstanding on the Closing Date and (ii) the quotient obtained by dividing (A) an amount (which may be negative) equal to (1) the consolidated common stockholders' equity of the Company and its Subsidiaries as of the later of the Closing Date and the end of the fiscal quarter immediately preceding the date of the event that required the purchase and sale pursuant to Article VI, determined in accordance with generally accepted accounting principles in effect in the United States on the Closing Date, minus (2) the consolidated common stockholders' equity of the Company and its Subsidiaries as of the Closing Date immediately after giving effect to the transactions contemplated by the Joint Venture Agreement and the Management Contribution Agreement, determined in accordance with generally accepted accounting principles in effect in the United States on the Closing Date, by (B) the number of shares of Common Stock outstanding on such date. In making calculations for purposes of clauses (i) and (ii) it shall be assumed that all options and rights to purchase shares of common stock and securities convertible or exchangeable into common stock outstanding on the date as of which the calculation is being made had been exercised or converted to the extent that the exercise price or conversion price (expressed in terms of principal amount of debt or liquidation preference in the case of shares) does not exceed Book Value Per Share (determined without regard to this sentence) and any purchase price for shares of common stock payable upon such exercise had been paid. The determination of Book Value Per Share shall be based upon the audited (in the case of the end of a fiscal year or the Closing Date) or unaudited (in the case of the end of any of the first three quarters of a fiscal year) consolidated balance sheet of the Company and its Subsidiaries or MC Holding and its subsidiaries, as the case may be, as at the end of the fiscal quarter or the Closing Date in question. Notwithstanding the foregoing, Book Value Per Share shall be equitably adjusted by the Company's Board if a stock dividend, recapitalization or other material event occurs outside of the ordinary course of business after the end of such fiscal quarter and before the closing of the sale in respect of which the determination is being made.

     (b) "Permanent Disability" means the inability of a Managementholder to fulfill his duties as an employee of the Company and its Subsidiaries as a result of illness, accident or physical or mental disability either for a period of six consecutive months or for any 180 days in any 365-day period.

     (c) "Retirement" means retirement of a Managementholder in accordance with the retirement policy provided for in the Company's and its Subsidiaries' employment policies in effect from time to time.

     (d) "termination by the Company or one of its Subsidiaries without cause" shall mean termination by the Company or one of its Subsidiaries on grounds other than gross or continued neglect of duty, serious and wilful misconduct, theft, embezzlement, fraud, breach of fiduciary duty or other like cause.

     (e) "termination by the Company or one of its Subsidiaries" shall include a refusal by the Company or one of its Subsidiaries to renew an employment contract at the end of its stated term.

     6.10 Sale Upon Default of Indebtedness. If a Managementholder defaults on any indebtedness referred to in Section 6.4, the Company (or, if Onex so elects, Onex or one of its Affiliates) shall have the option to purchase the Shares held by such Managementholder at a purchase price per share determined in accordance with Section 6.7(a) exercisable by notice (for purposes of this Section, a "Notice") to such Managementholder.

     6.11  Closing.

     (a) The closing of any purchase and sale of Shares pursuant to exercise by the Company, Onex or an Affiliate of Onex of a right, or fulfillment of an obli-gation, under this Article VI shall be held at the registered office of the Company at a date and time designated by the purchaser, but in any event not later than 60 days (or, in the case of a purchase and sale pursuant to Section 6.7(e), 120 days) after the date of receipt of the Notice, cessation of employment or date of acquisition of Common Stock following termination of employment referred to in Section 6.7(e), as the case may be.

     (b) Any Shares purchased by Onex, the Company or an Affiliate of Onex, pursuant to the exercise of a right, or fulfillment of an obligation, under this
Article IV shall be free and clear of all liens, charges, encumbrances or restrictions, except for restrictions imposed by this Agreement (other than this Article VI) where such Shares are purchased by Onex or an Affiliate of Onex.

     6.12 Existing Pledge Agreements. Certain of the Management Stockholders are parties to separate Management Stock Pledge Agreements with MC Holding pursuant to which such Management Stockholders pledged their MC Holding common stock to MC Holding (collectively, the "Pledge Agreements"). Each Management Stockholder who is a party to a Pledge Agreement hereby reaffirms his or her obligations thereunder and agrees that (i) such Pledge Agreement shall remain in full force and effect and (ii) all of such Management Stockholder's Common Stock shall be subject to such Pledge Agreement as if it were common stock of MC Holding.

     6.13 Voting of Managementholders' Shares. Each Managementholder shall at all times vote his Shares in the same manner as the Shares held by Onex are voted, in the election of directors and on all other matters which are submitted to a vote (or consent in lieu of voting) of the Company's stockholders, and for this purpose shall execute and deliver to Onex (or its designees) proxies to vote such Managementholder's Shares in the same manner as the Shares held by Onex are voted. To the extent permitted by law, each Managementholder, by his execution of this Agreement, irrevocably constitutes and appoints the person who is at any time the president of Onex his proxy to vote all of his Managementholder's Shares at any meeting of stockholders of the Company, or to give consent in lieu of voting, on any matter which is submitted for a vote or consent to the stockholders, provided that such Managementholder's Shares are voted or consent is given with respect to them in the same manner as the Shares held by Onex. Notwithstanding anything contained in this Section 6.13, no Managementholder's Shares shall, except with the express consent of such Managementholder, be voted in favor of any resolution the effect of which will be to change such Management-holder's Shares or Onex's Shares, or convert or exchange such Managementholder's Shares or Onex Shares into or for different securities, unless in every such case the Managementholder's Shares and the Onex Shares are thereby changed identically or converted into or exchanged for the same type of securities in proportion to their respective holdings of Common Stock, in each case on terms consistent with the rights and preferences set forth in the Company's Certificate of Incorporation as is reasonably determined by Onex.

                                  ARTICLE VII

                          Limited Pre-Emptive Rights
                          --------------------------

     7.1 Pre-Emptive Rights.

     (a) Until the Company consummates a Qualified Public Offering, the Company shall not issue any shares of stock that have a right to participate generally in dividends or the distribution of assets upon liquidation, dissolution or the winding up of the Company ("Participating Securities"), any shares of Common Stock or any securities possessing voting power with respect to the election of directors of the Company ("Voting Securities"), or any securities containing options or rights to acquire any shares of Participating Securities, Common Stock or Voting Securities or any securities exchangeable into Participating Securities, Voting Securities or Common Stock (other than a dividend on any outstanding Common Stock or Participating Securities) (collectively, "Offered Securities") to any Person (other than to employees of the Company or its Subsidiaries) unless the Company shall have first offered such Offered Securities pro rata to all Stockholders other than Managementholders, on the same terms and conditions, pursuant to an offer (the "Offer"), at a price per Offered Security determined by the Company's Board. The Offer shall specify the number of Offered Securities proposed to be issued by the Company, the price per Offered Security and shall limit the time within which the Offer, if not accepted, will be deemed to be declined (which time shall be not less than 20 days nor more than 40 days after the date of the Offer). Each such Stockholder shall then have the right, exercisable by notice to the Company within the time period specified in the Offer, to purchase its "Pro Rata Share" of the Offered Securities at the price per Offered Security referred to in the Offer. As used in this Section 7.1 the term "Pro Rata Share" shall mean the product of (i) the total number of Offered Securities referred to in the Offer and (ii) a fraction, the numerator of which is the number of shares of Common Stock held by such Stockholder on the date the Offer is made and the denominator of which is the aggregate number of the Company's shares of Common Stock owned by such Stockholders (in each case, assuming the conversion, exchange or exercise of all securities convertible into or exchangeable or exercisable for Common Stock).

     (b) If any Offered Securities shall not be capable of being offered to or being divided among such Stockholders in proportion to their holdings of Common Stock at the date of the Offer without division into fractions, the same shall be offered to or divided among such Stockholders as nearly as may be in proportion to the number of shares of Common Stock held by them respectively at the date of the Offer without division into fractions, as may be determined in good faith by the Company's Board.

     (c) The closing of a purchase and sale pursuant to this Section 7.1 shall be held at the registered office of the Company on the date specified in the Offer, which date shall be not less than 15 or more than 30 days after the time at which the Offer, if not accepted, will be deemed to be declined.

     (d) If any Stockholder does not elect to purchase the full number of Offered Securities which it is entitled to purchase pursuant to this Section 7.1, the balance shall be offered first to Orscheln (in the case of Offered Securities not purchased by Orscheln) and to the MC Stock holders (in the case of Offered Securities not purchased by MC Stockholders) and then pro rata to the remaining Stockholders that did elect to purchase their full entitlement at the same price per Offered Security as specified in the Offer and otherwise on such terms as the Company's Board may in good faith determine, and failing full acceptance by such remaining Stockholders shall be issued in compliance with
Section 7.1(c) above to such Person or Persons as the Company's Board may in good faith determine, but, in any event, at the same price per Offered Security as specified in the Offer.

     7.2 No Additional Pre-Emptive Rights. No Stockholder shall have any pre-emptive right to acquire Common Stock from the Company except pursuant to
Section 7.1 and, without limiting the generality of the foregoing, shall have no pre-emptive rights on a Public Offering of Common Stock by the Company.

     7.3 Termination. The provisions of this Article VII will terminate automatically and be of no further force and effect upon the consummation of a Qualified Public Offering.

                                 ARTICLE VIII

                         Transfers of Common Stock and
                             Appointment of Proxy
                         -----------------------------

     8.1 Transfers in Accordance with Agreement. No Stockholder shall transfer or suffer to be transferred any or all of its Common Stock, except as permitted or required by this Agreement. The Company may refuse to register any transfer of Common Stock on its transfer books if such transfer is not in accordance with this Agreement and state and federal securities laws. Notwithstanding anything herein to the contrary, if upon receipt of a Transfer of Shares a Person becomes a Stockholder pursuant to the terms and provisions of this Agreement, such Person shall have the same rights and shall be subject to the same restrictions and obligations under this Agreement with respect to the transferred Shares as if such Person were the transferring Stockholder, and all references to Shares of the transferor shall be deemed to include the Shares of the transferee; provided that (i) the rights of Onex and Orscheln not specifically relating to their Shares (including, but not limited to, Orscheln's right to require cumulative voting pursuant to Section 2.2 and the first offer rights of Onex and Orscheln pursuant to Section 4.2) shall not be transferred or assigned in whole or in part to any transferee except as otherwise expressly set forth herein and
(ii) any Shares transferred to the Company or an existing Stockholder shall be treated as all other Shares held by the Company or such existing Stockholder, respectively. Notwithstanding anything herein to the contrary, any transferee in a Public Sale need not be or become a party to this Agreement.

     8.2 Legending of Share Certificates. All certificates representing Common Stock held by a Stockholder (and by any permitted or required transferees who are bound by or subject to this Agreement) shall bear the following legend:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND ARE ALSO SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER CONTAINED IN THE STOCKHOLDERS AGREEMENT, DATED AS OF AUGUST 31, 1994, AMONG THE ISSUER OF SUCH SECURITIES (THE "COMPANY") AND CERTAIN OF THE COMPANY'S STOCKHOLDERS. A

     COPY OF SUCH STOCKHOLDERS AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

     8.3  Default of Delivery.

     (a) In the event that any Stockholder or its assignees have the right to acquire Common Stock from any other Stockholder or the right to require any such other Stockholder to sell its Common Stock to any other Person, pursuant to the terms of this Agreement (such selling Stockholder hereinafter referred to as the "Transferor" and the Person to whom the Transferor is required to transfer Common Stock, as applicable, hereinafter referred to as the "Transferee"), and the Transferor is not present at the closing, or is present but for any reason fails to produce and deliver to the Transferee the certificates or other instruments representing any of the Common Stock being transferred, then the cash purchase price, as and when payable, may be deposited into a special account in the name of the Company at a branch of the Company's bankers and any other consideration permitted or required to be delivered in satisfaction of the purchase price shall be deposited with the Company. Such deposits shall constitute valid and effective payment to the Transferor of the purchase price for the Common Stock being transferred notwithstanding the fact that the Transferor may have voluntarily attempted to encumber or dispose of any of the Common Stock contrary to the terms hereof, or that one or more certificates or other evidences of ownership of such Common Stock may have been delivered to any other Person. From and after the date of such deposits (even though the share certificates in the name of the Transferor have not been delivered to the Transferee), the purchase and transfer of the Common Stock shall be deemed to have been fully completed and all right, title, benefit and interest of the Transferor in and to all such Common Stock, both at law and in equity, shall be conclusively deemed to have been transferred and assigned to and become vested in the Transferee and the Transferee will have the right to request that the Company enter the transfer into the stock register and the Company shall be entitled to so enter the transfer.

     (b) Where the Transferee has made a deposit in accordance with Section 8.3(a), the Transferor shall be entitled to receive the cash purchase price of the Common Stock deposited with the Company's bankers, and to receive any other consideration deposited with the Company, upon delivery to the Company of (i) the certificates or other instruments representing the Common Stock duly endorsed for transfer and (ii) any other document required to be delivered by the Transferor at closing, including, without limitation, the release or discharge of any encumbrance relating to the Common Stock and stock transfer stamps, if necessary.

     8.4 Distributions upon Sale of the Company. In the event of a sale or exchange by the Stockholders of all or substantially all of the Common Stock held by the Stockholders, each Stockholder shall receive the same portion of the aggregate consideration from such sale or exchange that such Stockholder would have received if such aggregate consideration had been distributed by the Company in complete liquidation.

                                  ARTICLE IX

                             Noncompete Agreement
                             --------------------

     9.1 Noncompete with Business of Company. Each of Orscheln, Onex, J2R and each HCI Stockholder (each a "Restricted Person") agrees that for a period of five years from and after the date of this Agreement, such Restricted Person will not, nor will it permit any of its Affiliates to, engage, directly or indirectly, alone or in association with any other Person, in the design, development, manufacture, marketing, sale or distribution of parking brake cables, parking brake systems, light duty cables, window regulators, shifters and latches for use in automobiles and light trucks (the "Business"), or hold the capital stock (or other equity interest) of any person or entity engaged in any aspect of the Business (a "Competing Person"); provided that nothing contained in this Section 9.1 shall in any way:

     (a) prohibit any Restricted Person or any of their Affiliates from owning up to 5% of the outstanding securities of any class of a corporation which is publicly traded;

     (b) apply to actions taken pursuant to the terms of the Joint Venture Agreement or any of the Ancillary Agreements;

     (c) restrict or preclude Orscheln from operating the businesses relating to the Orscheln Excluded Assets (as defined in the Joint Venture Agreement), as conducted as of the date of this Agreement;

     (d) restrict or preclude Otscon Co. from engaging in the business in which it is engaged on the date of this Agreement or restrict or preclude Orscheln or any Affiliate of Orscheln from owning a partnership, equity or similar interest in Otscon Co.;

     (e) restrict or preclude Onex, J2R, the HCI Stockholders or their Affiliates from acquiring and operating any business not more than the lesser of (A) 10% or (B) $10 million of the total revenue of which is derived from businesses which compete with the Business;

     (f) restrict or preclude Orscheln or its Affiliates from acquiring and operating any business not more than the lesser of (A) 10% or (B) $10 million of the total revenue of which is derived from businesses which compete with the Business;

     (g) restrict or preclude Onex, J2R, the HCI Stockholders, Orscheln or their Affiliates from acquiring and operating any business a substantial portion of the total revenue of which is derived from businesses which compete with the Business, provided that prior to any such acquisition the Person who wishes to acquire such business shall discuss with the Company the terms of such proposed acquisition and such proposed acquisition shall be approved by Supermajority Approval; or

      (h) restrict Automotive Industries Holding, Inc. and its subsidiaries or R J Tower Holding Corp. and its subsidiaries (in each case whether or not existing as of the date hereof) or any other company in which J2R, any HCI Stockholder, or Onex or their Affiliates own a direct or indirect interest from engaging in the businesses in which they are engaged as of the date of this Agreement.

     9.2 Noncompete with Business of GPD. Each of the Company, Onex, J2R and each HCI Stockholder (each a "GPD Restricted Person") agrees that for a period of five years from and after the date of this Agreement, such GPD Restricted Person will not (and the Company will not permit any Subsidiary to, and Onex, J2R and the HCI Stockholders will not permit any of their respective Affiliates
to), directly or indirectly, alone or in association with any other Person, utilize any proprietary technology, intellectual property or know-how acquired by the Company or any of its Subsidiaries from Orscheln to engage in or carry on any business in direct competition with the business operated by Orscheln from and after the date of this Agreement (the "GPD Business"); provided that nothing contained in this Section 9.2 shall in any way:

     (a) prohibit any GPD Restricted Person or any of its Affiliates from owning up to 5% of the outstanding securities of any class of a corporation which is publicly traded;

     (b) apply to actions taken pursuant to the terms of the Joint Venture Agreement or any of the Ancillary Agreements; or

     (c) restrict Automotive Industries Holding, Inc. and its subsidiaries or R J Tower Holding Corp. and its subsidiaries (in each case whether or not existing as of the date hereof) or any other company in which J2R, any HCI Stockholder, Onex or their Affiliates own a direct or indirect interest from engaging in the businesses in which they are engaged as of the date of this Agreement.

                                   ARTICLE X

                                 Miscellaneous
                                 -------------

     10.1 Management Representatives. Each Management Stockholder, and each transferee of Shares held by a Management Stockholder in a Transfer permitted by Section 4.3 as to Shares received from a Management Stockholder, hereby irrevocably constitutes and appoints the Management Representatives (as defined below in this Section 10.1) as his representatives to take all actions on his behalf in connection with this Agreement, in their sole and absolute discretion, including but not limited to executing any consents or waivers in connection with, or any amendments to, this Agreement (with the exception of any decision to sell his Shares pursuant to Article VI). In the event of a disagreement among the Management Representatives, a majority of them shall have all authority granted to the Management Representatives by the Management Stockholders under this Agreement. The term "Management Representatives" shall mean the President of DASI and any two Vice-Presidents of DASI designated from time to time by the President of DASI.

     10.2 Acknowledgement. The parties hereto acknowledge that they have read and understood the Company's Certificate of Incorporation and By-Laws.

     10.3 Notices. All notices, consents and other communications required or permitted to be given under or by reason of this Agreement shall be in writing, shall be delivered personally or by telex or telecopy as described below or by reputable overnight courier, and shall be deemed given on the date on which such delivery is made. If delivered by telex or telecopy, such notices or communications shall be confirmed by a registered or certified letter (return receipt requested), postage prepaid. Any such delivery shall be addressed to (i) the HCI Stockholders at the addresses set forth on Schedule I hereto, (ii) the Management Stockholders at the addresses set forth on Schedule II hereto, and
(iii) to the other parties at the following addresses (or at such other address for a party as shall be specified by such party by like notice to the other parties):

     (a)  if to J2R or the Company:

          c/o Hidden Creek Industries
          4806 IDS Center
          Minneapolis, Minnesota 55402
          Attention: Scott D. Rued
          Telecopy: (612) 332-2012

          with a copy to:

          Kirkland & Ellis
          200 E. Randolph Drive
          Chicago, Illinois 60601
          Attention: Jeffrey C. Hammes, Esq.
          Telecopy: (312) 861-2200

     (b)  if to Onex:

          169 Bay Street, 29th Floor (P.O. Box 700)
          Toronto, Ontario  M5J 2S1
          Attention: President
          Telecopy: (416) 362-5765

          with a copy to:

          Kirkland & Ellis
          200 E. Randolph Drive
          Chicago, Illinois 60601
          Attention: Jeffrey C. Hammes, Esq.
          Telecopy: (312) 861-2200

     (c)  if to Orscheln:

          Orscheln Co.
          2000 U.S. Highway 63 South, P.O. Box 280
          Moberly, Missouri  65270
          Attn: James L. O'Loughlin, General Counsel

               Telecopy: (816) 269-4530

               with a copy to:

               Sullivan & Cromwell
               125 Broad Street
               New York, NY  10004
               Attention: Richard R. Howe, Esq.
               Telecopy:  (212) 558-3111

     (d) if to any other person which becomes a party to this Agreement in accordance with the terms hereof, at the address for delivery of notices or communications given to all other parties by such party at such time.

     Notices to any director of the Company or any Subsidiary shall be given:

     (a) by telephone or delivery in person to such director at the address (or telephone number) designated by him from time to time by notice to Onex and the Company (in the case of Orscheln Directors) or to Orscheln and the Company (in the case of MC Directors), confirmed by letter to such address; or

     (b) by registered mail with postage prepaid. If a director has not designated an address, notice to such director may be given to his address last known to the Company.

     10.4 Extended Meanings. In this Agreement, words importing the singular number include the plural and vice versa and words importing gender include all genders.

     10.5 Captions. The captions in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of this Agreement.

     10.6 Applicable Law. The corporate law of Delaware will govern all issues concerning the Company's Certificate of Incorporation and By-Laws and the relative rights of the Company and its stockholders. All other questions concerning the construction, validity and interpretation of this Agreement will be governed by the internal law, and not the law of conflicts, of the State of New York.

     10.7 Severability. The provisions of this Agreement are intended to be and shall be deemed severable. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

     10.8 Currency. References in this Agreement to monetary amounts shall be in United States currency unless otherwise expressly stated.

     10.9 Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Stockholders and any subsequent holders of Shares and the respective successors and assigns of each of them, so long as they hold Shares.

     10.10 Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement will be effective against the Company or the Stockholders unless such modification, amendment or waiver is approved in writing by the Company, Orscheln, J2R and Onex; provided that any modification, amendment or waiver of Article VI hereof shall also require the approval in writing of the Management Representatives in accordance with Section 10.1. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No purported waiver shall be effective unless in writing. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent or other breach.

     10.11 Remedies. The Stockholders shall be entitled to enforce their rights under this Agreement specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any Stockholder may in its sole discretion, subject to
Section 10.14, apply to any court of law or equity of competent jurisdiction for temporary preliminary relief (specific performance and/or injunctive relief), without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

     10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original, but all of which together shall constitute one and the same instrument.

     10.13 Complete Agreement. This Agreement, the documents expressly referred to herein (including the MC Stockholders Agreement and the Registration Agreement) and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understanding, agreements or representations by or among the parties, written or oral, that may be related to the subject matter hereof in any way (including any agreements between MC Holding and its stockholders as of immediately prior to the Closing Date), except for the Co-Investment Agreement which will not be superseded or preempted as between Onex and J2R and the MC Stockholders Agreement which will not be superseded or preempted as between the MC Stockholders.

     10.14 Arbitration. Any and all differences and disputes which may arise between the parties to this Agreement, their heirs, successors, assigns, employees, officers, directors, Affiliates, Subsidiaries or Stock holders which are related to this Agreement shall be submitted for resolution to binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Prior to initiating arbitration, the parties shall first meet face-to-face to attempt to resolve the differences. Any differences which the parties are unable to resolve in said face-to-face meeting shall be heard and finally settled in New York, New York, or in any other location mutually agreed upon by the parties. Such arbitration shall be initiated in the New York City office of the American Arbitration Association. Any award entered in any such arbitration shall be final and binding and may be entered and enforced in any court of competent jurisdiction. The arbitrator shall make such orders, conduct and schedule all proceedings in connection with the arbitration so that final arbitration commences no less than thirty (30) days and concludes no later than seventy-five (75) days after a party files the initial notice of arbitration, and so that the final arbitration award is made and delivered to the parties within ninety (90) days after the filing of the initial notice of arbitration. Nothing herein contained shall be construed as preventing any party from instituting legal or equitable action in any jurisdiction against any of the other parties for temporary or similar provisional relief to the full extent permitted under the laws applicable to this Agreement, or any such other written agreement between the parties or the performance hereof or thereof or otherwise pending final settlement of any dispute, difference or question by arbitration. Any such provisional relief may be modified or amended in any way by the arbitrator at any time after his appointment.

                               *   *   *   *   *

     IN WITNESS WHEREOF, the parties have executed and delivered this Stockholders Agreement as of the date first above written.

     THIS AGREEMENT IS SUBJECT TO A BINDING ARBITRATION AGREEMENT.

                                       DURA AUTOMOTIVE HOLDING, INC.

                                       By
                                          ___________________________

                                       Its
                                           __________________________

                                       ONEX U.S. INVESTMENTS, INC.

                                       By
                                          ___________________________

                                       Its
                                           __________________________

                                       J2R CORPORATION

                                       By
                                          ___________________________

                                       Its
                                           __________________________

                                       ORSCHELN CO.

                                       By
                                          ___________________________

                                       Its
                                           __________________________


                                       ______________________________
                                       S.A. Johnson

                                       ______________________________
                                       Scott D. Rued

                                       ______________________________
                                       Robert R. Hibbs

                                       ______________________________
                                       Mary L. Johnson

__________________________________          ___________________________________
David R. Bovee                              Alfred C. Liddell


__________________________________          ___________________________________
Joe A. Bubenzer                             J. Frank Mack


__________________________________          ___________________________________
Miles G. Doolittle                          Michael McCabe


__________________________________          ___________________________________
Douglas Elliott                             William C. Oldenburg


__________________________________          ___________________________________
John A. Fritz                               Sandra Pritchard


__________________________________          ___________________________________
Anthony R. Gurney                           Earl Proctor


__________________________________          ___________________________________
Michael S. Hettle                           Keith R. Przybylski


__________________________________          ___________________________________
Henry L. Huber                              David A. Skrzyniarz


__________________________________          ___________________________________
Milton D. Kniss                             Karl F. Storrie


__________________________________          ___________________________________
Carl W. Kucsera                             John B. Truckey


__________________________________          ___________________________________
Michael J. Kukla                            George E. Whitehead

                         SCHEDULE I - HCI STOCKHOLDERS
                         -----------------------------

     S.A. Johnson
     Scott D. Rued
     Robert R. Hibbs
     Mary L. Johnson

                     SCHEDULE II - MANAGEMENT STOCKHOLDERS
                     -------------------------------------


     David R. Bovee
     Joe A. Bubenzer
     Miles G. Doolittle
     Douglas Elliott
     John A. Fritz
     Anthony R. Gurney
     Michael S. Hettle
     Henry L. Huber
     Milton D. Kniss
     Carl W. Kucsera
     Michael J. Kukla
     Alfred C. Liddell
     J. Frank Mack
     Michael McCabe
     William C. Oldenburg
     Sandra Pritchard
     Earl Proctor
     Keith R. Przybylski
     David A. Skrzyniarz
     Karl F. Storrie
     John B. Truckey
     George E. Whitehead